Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State or Other Jurisdiction of Incorporation or Organization
Acushnet Company	Delaware
AASI, Inc.	Delaware
ACTM LLC	Delaware
ACTPI LLC	Delaware
Acushnet Australia Pty. Ltd.	Australia
Acushnet Canada Inc.	Canada
Acushnet Cayman Limited	Cayman Islands
Acushnet Continental Operations SAS	France
Acushnet Danmark ApS	Denmark
Acushnet Espana, S.L.U.	Spain
Acushnet Europe Ltd.	United Kingdom
Acushnet FootJoy (Thailand) Limited	Thailand
Acushnet France S.A.S.	France
Acushnet GmbH	Germany
Acushnet Golf Products Trading (Shenzhen) Co. Ltd.	China
Acushnet Golf (Thailand) Limited	Thailand
Acushnet Hong Kong Limited	Hong Kong
Acushnet International Inc.	Delaware
Acushnet Ireland Limited	Ireland
Acushnet Japan, Inc.	Delaware
Acushnet Korea Co., Ltd.	South Korea
Acushnet Malaysia Sdn. Bhd.	Malaysia
Acushnet Nederland B.V.	Netherlands
Acushnet Netherlands Manufacturing B.V.	Netherlands
Acushnet Netherlands Services B.V.	Netherlands
Acushnet New Zealand Limited	New Zealand
Acushnet Osterreich GmbH	Austria
Acushnet Singapore Pte Ltd.	Singapore
Acushnet South Africa (Pty.) Ltd.	South Africa
Acushnet Sverige Aktiebolag	Sweden
Acushnet Titleist (Thailand) Limited	Thailand
Acushnet Vietnam Co. Ltd.	Vietnam
Changsha Acushnet Sports Products Co. Ltd.	China
KJUS Holdings Inc.	Delaware
KJUS North America, Inc.	Colorado
KJUS Retail Deutschland GmbH	Germany
KJUS UK Limited	United Kingdom
LK Deutschland GmbH	Germany
LK International AG	Switzerland
LK Oesterreich GmbH	Austria
Panthera Holdings Limited	England
PG Golf LLC	Delaware
Webb Acquisition Co.	Delaware